Exhibit 10.2

SEPARATION AGREEMENT

SEPARATION AGREEMENT dated the 14 day of July, 2015 between Valeant Pharmaceuticals International, Inc. (“Valeant”) and Howard B. Schiller (“Mr. Schiller” and together with Valeant, the “Parties”).

WHEREAS, Mr. Schiller served as Valeant’s Executive Vice President and Chief Financial Officer pursuant to an agreement entered into on November 10, 2011 (the “2011 Agreement”);

WHEREAS, Mr. Schiller voluntary resigned from his employment with Valeant, and ceased to serve as Valeant’s Executive Vice President and Chief Financial Officer, effective as of the Termination Date (as defined below);

WHEREAS, the Parties have agreed that Mr. Schiller will serve as a consultant to Valeant during the Consulting Period (as defined below);

WHEREAS, in connection with his ceasing to serve as Valeant’s Executive Vice President and Chief Financial Officer and his continuing service as a consultant to Valeant, Valeant has agreed to provide Mr. Schiller with certain payments and benefits; and

WHEREAS, Valeant and Mr. Schiller desire to enter into this Separation Agreement (this “Agreement”) to set forth the Parties’ agreement as to Mr. Schiller’s entitlements and continuing obligations in connection with his termination of employment with Valeant and service as a consultant to Valeant.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the 2011 Agreement.

2.	Termination Date. The Parties agree that June 30, 2015 was the last day of Mr. Schiller’s employment with Valeant (the “Termination Date”) and that Mr. Schiller’s service as Valeant’s Executive Vice President and Chief Financial Officer terminated as of the Termination Date. Effective as of the Termination Date, Mr. Schiller resigned from all positions he held as an officer, director, benefit plan trustee or otherwise with respect to Valeant and its subsidiaries, other than his role as a member of Valeant’s board of directors. Mr. Schiller became eligible to receive compensation as a non-employee director of Valeant following the Termination Date in accordance with Valeant’s non-employee director compensation program as then in effect, pro-rated for any portion of the year for which he did not qualify as a non-employee director. It is intended that the Termination Date shall constitute Mr. Schiller’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”).

3.	Consulting Services.

(a)	For a period beginning on July 1, 2015 and expiring on January 31, 2016 (the “Consulting Period”), Mr. Schiller agrees to make himself reasonably available to consult with Valeant as reasonably requested by Valeant from time to time (the “Services”), provided that it is the intent that such consulting services shall not exceed twenty percent (20%) of the average level of services that Mr. Schiller performed during the three year period prior to July 1, 2015. Valeant may terminate the Services by written notice at any time prior to the end of the Consulting Period.

(b)	In exchange for the Services performed hereunder, Valeant agrees to pay Mr. Schiller $2,500.00 per month. Valeant shall reimburse Mr. Schiller for any reasonable and documented out of pocket travel and meal expenses incurred by Mr. Schiller in providing the Services, provided that they are consistent with Valeant’s travel policy applicable to non-CEO executives of Valeant and that appropriate proof of expenditure is provided. The fee for the Services shall be paid within forty-five (45) days following the last day of each calendar month during the Consulting Period, with the last payment due within forty-five (45) days following the termination or expiration of the Consulting Period.

(c)	In all matters relating to the Services, Mr. Schiller shall be acting as an independent contractor. Neither Mr. Schiller, nor any affiliated employees or subcontractors, shall be the agent(s) or employee(s) of Valeant under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws. Mr. Schiller will be solely responsible for all income, business or other taxes imposed on the recipient and payable as a result of the fees paid for the Services. Mr. Schiller shall not sign any agreement or make any commitments on behalf of Valeant, or bind Valeant in any way, nor shall Mr. Schiller make any public statements concerning the Services that purport to be on behalf of Valeant, in each case without prior express written consent from Valeant.

4.	Remuneration Upon Termination. The Parties acknowledge that in connection with Mr. Schiller’s termination of employment with Valeant on the Termination Date, he became entitled to any accrued but unpaid salary or vacation pay, payable in accordance with Valeant’s policies with respect to such remuneration.

5.	Treatment of Outstanding Equity Awards Upon Termination. Any equity compensation awards held by Mr. Schiller that were unvested as of the Termination Date immediately terminated, except as specifically set forth below:

(a)

subject to Mr. Schiller executing the general release of claims attached hereto as Annex A (the “Release”), within 60 days following the Termination Date, and the applicable seven (7) calendar day revocation period expiring (the date upon which such revocation expires being referred to hereinafter as the “Effective Date”) and Mr. Schiller providing the Services as reasonably requested by Valeant during the

Consulting Period, any stock options held by Mr. Schiller shall remain outstanding and stock options which were unvested as of the Termination Date shall continue to vest during the Consulting Period in accordance with their existing terms. Upon the expiration or termination of the Consulting Period, any stock options that are unvested shall immediately terminate; provided however that, if the Consulting Period is terminated by Valeant other than for Cause (as defined in the 2011 Agreement) prior to January 31, 2016, any such stock options that would have vested on or prior to January 31, 2016 shall vest in full as of immediately prior to the termination of the Consulting Period. Any outstanding stock options that are vested as of the expiration or termination of the Consulting Period (including stock options that vest in accordance with the prior sentence) shall remain exercisable for ninety (90) days following the later of (i) the expiration or termination of the Consulting Period and (ii) Mr. Schiller ceasing to serve as a member of Valeant’s board of directors (but, in either case, in no event beyond the expiration of the original term of the applicable stock option; provided, however if the stock option would otherwise expire under the terms of this Section 5(a) during a period self-imposed by Valeant (within the meaning of Section 613(m) of the TSX Company Manual) when Mr. Schiller is prohibited from trading in the Company’s securities (a “Blackout Period”). the term of such stock option shall be extended until the tenth business day following the end of the Blackout Period, at which time any unexercised portion of the stock option shall expire);

(b)	subject to the occurrence of the Effective Date and Mr. Schiller providing the Services as reasonably requested by Valeant during the Consulting Period, any matching share units held by Mr. Schiller which were unvested as of the Termination Date shall remain outstanding and continue to vest during the Consulting Period and shall be settled (less any amount withheld in respect of any applicable withholding taxes) as soon as practicable (but in any event no later than March 15, 2016) following the vesting date of such matching share units. Upon the expiration or termination of the Consulting Period, any matching share units that are unvested shall immediately terminate; provided however that, if the Consulting Period is terminated by Valeant other than for Cause prior to January 31, 2016, any such matching share units that would have vested on or prior to January 31, 2016 shall vest in full as of immediately prior to the termination of the Consulting Period; and

(c)

subject to the occurrence of the Effective Date, Mr. Schiller executing the general release of claims attached hereto as Annex B (the “Second Release”) within ten (10) days following the earlier to occur of the events described in clauses (i) and (ii) below (the date upon which the Second Release is executed being referred to hereinafter as the “Second Effective Date”), and Mr. Schiller providing the Services as reasonably requested by Valeant during the Consulting Period, any performance restricted share units held by Mr. Schiller which were unvested as of the Termination Date shall remain outstanding during the Consulting Period and shall vest upon the earlier of (i) the expiration or termination of the Consulting Period (including by reason of Mr. Schiller’s death or disability (as defined in the

2011 Agreement)) and (ii) any qualifying vesting event under the terms of the applicable performance restricted share award agreement. Notwithstanding anything to the contrary in the applicable award agreement or plan, outstanding performance restricted share units that vest in accordance with the terms of this Section 5(c) shall be settled in the form of 100,000 common shares of Valeant (less any amount withheld in respect of any applicable withholding taxes) as soon as practicable following the Second Effective Date (but in any event no later than March 15, 2016).

6.	Covenant Not to Solicit and Not to Compete.

(a)	To protect the confidential information and other trade secrets of Valeant and its affiliates, Mr. Schiller hereby agrees, through January 31, 2017, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of Valeant or any its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of Valeant or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity, provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b)	To protect the confidential information and other trade secrets of Valeant and its affiliates, Mr. Schiller hereby agrees, through January 31, 2017, not to engage in “prohibited activities” (as defined below) in any country in which Valeant conducts business or plans to conduct business as of the Termination Date. For purposes of this covenant, “prohibited activities” means directly or indirectly engaging as an owner, director, employee, consultant or agent of any entity that develops, manufactures, markets and/or distributes (directly or indirectly) consumer products, branded or generic prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, oncology, ophthalmology/eye health, hepatology, or the treatment or prevention of gastro-intestinal conditions or diseases; provided that “prohibited activities” shall not mean Mr. Schiller’s investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities and provided further that passive ownership of equity in private or public companies shall not be a violation of this section if owned through private equity firms, other comingled accounts or discretionary accounts so long as Mr. Schiller has no involvement in the investment or discretion in the selection of the investment.

(c)	Mr. Schiller agrees that the covenants contained in this Section 6 are reasonable and necessary to protect the confidential information and other trade secrets of Valeant and its affiliates. For the purposes of this Section, an “affiliate” shall mean any direct or indirect subsidiary of Valeant or any joint venture or collaboration in which any such entity or Valeant participates.

(d)	It is the intent and desire of Mr. Schiller and Valeant (and its affiliates) that the restrictive provisions in this subsection be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in this Section shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either Party, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Mr. Schiller acknowledges that Valeant or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Mr. Schiller breaches his obligations under this subsection. Accordingly, Mr. Schiller agree that Valeant and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Mr. Schiller of his obligations under this subsection in any Federal or state court sitting in the State of New Jersey, or, at Valeant’s (or its affiliate’s) election, in any other state or jurisdiction in which Mr. Schiller maintains his principal residence or his principal place of business. Mr. Schiller agrees that Valeant or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that Mr. Schiller may enter into with Valeant or any of its affiliates. Mr. Schiller hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by Valeant or its affiliates to obtain that injunctive relief, and Mr. Schiller agrees that process in any or all of those actions or proceedings may be served by overnight courier (including FedEx), addressed to the last address provided by Mr. Schiller to Valeant, or in any other manner authorized by law.

7.	Confidentiality. Mr. Schiller will not disclose to, or use for the benefit of, any third party any confidential information other than in the good faith performance of his duties for Valeant. For purposes of this covenant, “confidential information” means any information about Valeant or any of its affiliates, their clients, directors, officers, employees, consultants or other similar personnel which is not known or available publicly or generally within the pharmaceutical industry, including, but not limited to, information relating to business operations, including customer and supply lists, customer files, marketing data, business plans, strategies, compensation terms, employee lists, contracts, financial records and accounts, products in development, product plans, projections and budgets, and similar information. Anything herein to the contrary notwithstanding, the provisions of this Section shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) of competent jurisdiction to order Mr. Schiller to disclose or make accessible any information, or (ii) as to information that is or becomes available to Mr. Schiller on a non-confidential basis from a source outside of Valeant and such source does not breach any confidentiality or other obligation in making such disclosure to Mr. Schiller. Mr. Schiller may retain his address books provided they contain only contact information.

8.	Non-Disparagement. Mr. Schiller agrees not to make written or oral statements about Valeant, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging. Valeant shall require its directors and executive officers not to make written or oral statements about Mr. Schiller that are negative or disparaging. Notwithstanding the forgoing, nothing in this Agreement shall preclude (a) either Party (and, in the case of Valeant, its directors, executive officers, and non-executive officer employees) from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction, (b) Mr. Schiller, if after consulting with Valeant it is determined in good faith by Mr. Schiller that a false or misleading statement concerning Mr. Schiller has been made by a director, executive officer or non-executive officer employee, from making statements specifically to rebut any such false or misleading statements made by such director, officer or employee, or (c) Valeant’s directors, executive officers or non-executive officer employees, if after consulting with Mr. Schiller it is determined in good faith by such director, officer or employee that a false or misleading statement concerning such director, officer or employee has been made by Mr. Schiller, from making statements specifically to rebut any such false or misleading statements made by Mr. Schiller.

9.	Cooperation.

(a)	During the eighteen (18) month period following the Termination Date, Mr. Schiller agrees to make himself reasonably available (after taking into account his personal and professional schedule) to cooperate with Valeant and its affiliates in matters that materially concern: (i) requests for information about the services Mr. Schiller provided to Valeant, its affiliates and their predecessors during his employment with Valeant, its affiliates and their predecessors, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Valeant, its affiliates and their predecessors which relate to events or occurrences that transpired while Mr. Schiller was employed by Valeant, its affiliates or their predecessors or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the US Federal Trade Commission or the US Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Mr. Schiller was employed by Valeant, its affiliates and their predecessors. Mr. Schiller’s cooperation shall include: (A) making himself reasonably available to meet and speak with officers or employees of Valeant, Valeant’s counsel or any third-parties at the request of Valeant at times and locations to be determined by Valeant reasonably and in good faith, taking into account Mr. Schiller’s business and personal needs and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions. Unless required by law or legal process, Mr. Schiller will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than Valeant) in connection with any potential or pending proceeding or legal action involving matters arising during Mr. Schiller’s employment with Valeant, its affiliates and their predecessors.

(b)	If Valeant requests services pursuant this Section, Mr. Schiller shall not be entitled to any payments above those set forth in this Agreement; provided, however, that Valeant will reimburse Mr. Schiller for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Mr. Schiller’s performance of obligations pursuant to this Section for which Mr. Schiller has obtained prior approval from Valeant.

(c)	If Mr. Schiller reasonably determines that he should be represented by counsel in connection with any matter described in this Section, he shall be represented by counsel selected by Valeant, which may be (at Valeant’s election) the same counsel representing Valeant or its affiliates in such matter unless Mr. Schiller reasonably determines that he should be separately represented due to Valeant’s counsel having an actual conflict of interest, in which case Valeant shall agree to, and shall, pay the reasonable costs and expenses of separate counsel selected by Valeant in consultation with Mr. Schiller for matters with respect to which Mr. Schiller is cooperating with Valeant pursuant to this Section.

(d)	Nothing in this Agreement, the 2011 Agreement, or any other agreement by and between the Parties is intended to or shall preclude or in any way limit or restrict Mr. Schiller from providing accurate and truthful testimony in response to a valid subpoena, court order, regulatory or governmental request or other judicial, administrative or legal process or otherwise as required by law (in the case of formal legal process) in which event Mr. Schiller shall notify Valeant in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

10.	Other Valeant Policies. Mr. Schiller agrees that he shall continue to be bound by and comply with the terms of his confidentiality obligations to Valeant, the Standards of Business Conduct and any other policies of Valeant and its affiliates that survive termination of employment.

11.	Indemnification. From and after the date hereof, Mr. Schiller shall be indemnified by Valeant as provided in its articles, director and officer indemnification policies, and any other indemnification policies or plans in effect and applicable to directors or non-CEO executives of Valeant, including with respect to Mr. Schiller’s actions or inactions prior to the date hereof.

12.

Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following Mr. Schiller’s separation from service shall instead be paid on the first business day after the date that is six (6) months following his termination of employment (or upon his death, if earlier). Notwithstanding any other provision of this Agreement, Valeant may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

13.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

14.	Entire Agreement. This Agreement sets forth the entire agreement between Mr. Schiller and Valeant concerning the termination of Mr. Schiller’s employment and his service as a consultant to Valeant, and supersedes any other written or oral promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the 2011 Agreement. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by Mr. Schiller and Valeant’s Chief Executive Officer.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS
INTERNATIONAL, INC.

By:	/s/ J. Michael Pearson
J. Michael Pearson

/s/ Howard B. Schiller
Howard B. Schiller

ANNEX A

General Waiver & Release

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (“Valeant”) and Howard B. Schiller (“Employee”).

Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE Valeant, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release arising out of or attributable to (i) Employee’s employment, consultancy, directorship or other service relationship with the Company or any Releasees or the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date of this Release relating to Valeant and its affiliates, in each case, except as expressly set forth herein. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the date of this Release.

The claims being waived and released include, without limitation:

(a)	any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with Valeant;

(b)	any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

(c)	all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;

(d)

any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, the Age Discrimination in

Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and

(e)	any and all claims for monetary damages and any other form of personal relief.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

Notwithstanding any provision of this Release to the contrary, by executing this Release, Employee is not waiving and releasing any and all claims Employee may have for:

(a)	unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b)	continuation of existing participation in Valeant-sponsored group health benefit plans under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;

(c)	any benefit entitlements that are vested as of the date of termination pursuant to the terms of a Valeant-sponsored benefit plan, policy or other arrangement, whether or not governed by the United States federal law known as “ERISA;”

(d)	violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(e)	any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to Employee’s right to enforce the terms of this Release and the Separation Agreement dated July 14, 2015 between Employee and Valeant (the “Separation Agreement”); and

(f)	any rights or claims for indemnification under any written agreements with any of the Releasees, the charter, by-laws or operating agreements of the Company, or under applicable law or the Employment Letter, dated November 10, 2011 between Employee and Valeant (the “Employment Letter”) or any rights as an insured, or to coverage, under any director’s and officer’s liability insurance policy;

(g)	any claims relating to Employee’s rights under the Employment Letter that are intended to survive the termination of Employee’s employment

(h)	any wrongful act or omission occurring after the date Employee signs this Release and

(i)	any rights relating to your ongoing service as a member of Valeant’s board of directors.

Nothing in this Release shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Employee acknowledges and agrees that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or Valeant as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

Consideration & Revocation Periods; Effective Date. Employee acknowledges that (a) Valeant has advised him in this writing of his right to consult with an attorney prior to signing this Release; (b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration (including, but not limited to, the payments to be made under the Separation Agreement to which he would not be entitled in the absence of signing this Release. Employee has twenty-one (21) calendar days to consider this Release, although Employee may sign it sooner, but not before June 30, 2015.

In addition, for the period of seven (7) calendar days after the date Employee signs this Release (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to Valeant by hand-delivery or by facsimile or e-mail transmission using the street, facsimile or e-mail address for Valeant stated below.

Because of this 7-day Revocation Period, this Release will not become effective and enforceable until the eighth calendar day after the date Employee signed it , provided that Employee has delivered Employee’s signed Release to Valeant, and Employee did not revoke the Release.

Delivery to Valeant. Employee should return this Release, signed by Employee (and any notice of revocation, if applicable) to:

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attn: General Counsel

Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of Valeant.

Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by Valeant’s Chief Executive Officer.

Complete Agreement. Except for the Separation Agreement, and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, this Release, assuming it is executed and not revoked during the 7-day Revocation Period, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and Valeant regarding all of the subjects covered by this Release. This Release, together with the Separation Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, is the full, complete and exclusive agreement between Employee and Valeant regarding all of the subjects covered by this Release and the Separation Agreement, and neither Employee nor Valeant is relying on any representation or promise that is not expressly stated in this Release or the Separation Agreement.

I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT VALEANT HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Date:
Howard B. Schiller

ANNEX B

General Waiver & Release

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (“Valeant”) and Howard B. Schiller (“Employee”).

Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE Valeant, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release arising out of or attributable to (i) Employee’s employment, consultancy, directorship or other service relationship with the Company or any Releasees or the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date of this Release, in each case, except as expressly set forth herein. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the date of this Release.

The claims being waived and released include, without limitation:

(a)	any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with Valeant;

(b)	any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

(c)	all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;

(d)

any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and

(e)	any and all claims for monetary damages and any other form of personal relief.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

Notwithstanding any provision of this Release to the contrary, by executing this Release, Employee is not waiving and releasing any and all claims Employee may have for:

(a)	unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b)	continuation of existing participation in Valeant-sponsored group health benefit plans under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;

(c)	any benefit entitlements that are vested as of the date of termination pursuant to the terms of a Valeant-sponsored benefit plan, policy or other arrangement, whether or not governed by the United States federal law known as “ERISA;”

(d)	violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(e)	any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to Employee’s right to enforce the terms of this Release and the Separation Agreement dated July 14, 2015 between Employee and Valeant (the “Separation Agreement”); and

(f)	any rights or claims for indemnification under any written agreements with any of the Releasees, the charter, by-laws or operating agreements of the Company, or under applicable law or the Employment Letter, dated November 10, 2011 between Employee and Valeant (the “Employment Letter”) or any rights as an insured, or to coverage, under any director’s and officer’s liability insurance policy;

(g)	any claims relating to Employee’s rights under the Employment Letter that are intended to survive the termination of Employee’s employment

(h)	any wrongful act or omission occurring after the date Employee signs this Release.

Nothing in this Release shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Employee acknowledges and agrees that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or Valeant as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

Consideration Periods; Effective Date. Employee acknowledges that (a) Valeant has advised him in this writing of his right to consult with an attorney prior to signing this Release; (b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration (including, but not limited to, the payments to be made under the Employment Letter, to which he would not be entitled in the absence of signing this Release. Employee has twenty-one (21) calendar days to consider this Release, although Employee may sign it sooner, but not before the last day of the Consulting Period (as defined in the Separation Agreement).

Delivery to Valeant. Employee should return this Release, signed by Employee to:

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attn: General Counsel

Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of Valeant.

Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by Valeant’s Chief Executive Officer.

Complete Agreement. Except for the Separation Agreement, and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, this Release, assuming it is executed, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and Valeant regarding all of the subjects covered by this Release. This Release, together with the Separation Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, is the full, complete and exclusive agreement between Employee and Valeant regarding all of the subjects covered by this Release and the Separation Agreement, and neither Employee nor Valeant is relying on any representation or promise that is not expressly stated in this Release or the Separation Agreement.

I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT VALEANT HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Date:
Howard B. Schiller